Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of DTE Energy Company on Form S-8 for the MCN Energy Group Savings and Stock Ownership Plan and Michcon Investment and Stock Ownership Plan of our report dated January 24, 2001 appearing in the Annual Report on Form 10-K of DTE Energy Company for the year ended December 31, 2000.

/S/ DELOITTE & TOUCHE LLP

Detroit, Michigan
May 31, 2001